Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Patrick J. Bagley, Sr. Vice President-Finance
Dover, Delaware, January 25, 2007	(302) 883-6530

DOVER MOTORSPORTS, INC. REPORTS RESULTS

FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2006

Dover Motorsports, Inc. (NYSE-Symbol: DVD) today reported its results for the quarter and year ended December 31, 2006.

The Company’s fourth quarter is a seasonally slow quarter and typically results in a loss. We have historically only promoted one major event in the fourth quarter – the NASCAR Busch Series race at Memphis Motorsports Park.

For the quarter ended December 31, 2006, revenues were $3,029,000 compared with $3,250,000 in the fourth quarter of 2005. Revenue from the Memphis Busch event was 8% higher in 2006 primarily due to higher attendance and increased TV broadcast rights fees. Revenue from other activities was lower in the fourth quarter of 2006.

Loss from continuing operations before income tax benefit for the quarter ended December 31, 2006 was $7,093,000 compared with $11,812,000 in the prior year, which included a $3,174,000 loss on early extinguishment of debt. Excluding this item, the fourth quarter loss from continuing operations before income tax benefit in 2006 improved by $1,545,000 over the prior year’s fourth quarter results, primarily due to lower administrative expenses, depreciation and interest expense.

For the quarter ended December 31, 2006, general and administrative expenses decreased by $773,000 from the comparable quarter last year, principally the result of lower wages, incentives and legal fees.

Depreciation decreased by $826,000 in the fourth quarter of 2006 compared with the same quarter last year because the asset base from the Company’s Midwest facilities was lower as a result of an impairment charge in September 2006.

Net interest expense decreased by $333,000 in the fourth quarter of 2006 primarily due to a lower average level of debt outstanding during the quarter.

The income tax benefit in the fourth quarter of 2006 was $2,287,000, which represented an effective tax rate of 32.2% compared with the prior year’s fourth quarter effective tax rate of 44.1%.

For the quarter ended December 31, 2006, loss from continuing operations was $4,806,000 or $.13 per diluted share compared with $6,598,000 or $.18 per diluted share for the same period last year. The impact on after-tax results of the early extinguishment of debt in last year’s fourth quarter was $1,774,000 or $.05 per diluted share. The accompanying schedule – “Reconciliation of GAAP (Loss) Earnings from Continuing Operations to Adjusted (Loss) Earnings from Continuing Operations” displays in tabular form the impact of this issue on the Company’s results.

For the year ended December 31, 2006 higher broadcast rights fees increased overall revenue slightly to $91,274,000 compared with $90,999,000 in the prior year.

For the year ended December 31, 2006 loss from continuing operations before income tax benefit was $52,837,000 compared with earnings of $8,387,000 in the prior year. The current years’ results included a non-cash impairment charge of $64,618,000 related primarily to the write-down of the Company’s Midwest properties. Both years’ results contained unusual items, which are shown on an adjusted basis on the accompanying reconciliation schedule. On an adjusted basis earnings per diluted share was $.16 in 2006 and $.15 in 2005.

Net cash flow provided by operating activities of continuing operations for the year ended December 31, 2006 was $17,525,000 compared with $18,854,000 for the prior year. Capital expenditures were $6,331,000 in 2006 compared with $8,675,000 last year. Also, the Company spent $1,954,000 repurchasing its common stock during 2006. Long-term debt and notes payable to banks decreased by $10,972,000 during 2006 to a balance of $43,906,000 at December 31, 2006.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate four motorsports tracks in three states and promote motorsports events under the auspices of three of the premier sanctioning bodies in motorsports – NASCAR, IRL, and NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Gateway International Raceway near St. Louis, Missouri; Memphis Motorsports Park in Memphis, Tennessee; and Nashville Superspeedway near Nashville, Tennessee. For further information log on to www.dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENT OF (LOSS) EARNINGS AND COMPREHENSIVE (LOSS) EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,

	2006	2005	2006	2005
Revenues:
Admissions	$935	$812	$35,070	$37,195
Event-related	1,281	1,617	25,585	27,061
Broadcasting	739	648	30,436	26,267
Other	74	173	183	476

	3,029	3,250	91,274	90,999

Expenses:
Operating and marketing	4,593	4,427	54,178	52,793
Impairment charges	—	—	64,618	—
General and administrative	3,210	3,983	12,626	13,697
Depreciation and amortization	1,554	2,380	8,726	9,433

	9,357	10,790	140,148	75,923

Operating (loss) earnings	(6,328)	(7,540)	(48,874)	15,076

Interest income	44	12	95	27
Interest expense	(809)	(1,110)	(4,058)	(3,542)
Loss on extinguishment of debt	—	(3,174)	—	(3,174)

(Loss) earnings from continuing operations before income tax benefit (expense)	(7,093)	(11,812)	(52,837)	8,387

Income tax benefit (expense)	2,287	5,214	17,492	(4,412)

(Loss) earnings from continuing operations	(4,806)	(6,598)	(35,345)	3,975

Earnings from discontinued operation, net of income tax expense of $3,574 for the year ended December 31, 2005	—	—	—	601

Net (loss) earnings	(4,806)	(6,598)	(35,345)	4,576

Unrealized gain on interest rate swap, net of income tax expense of $1 and $71 for the three months and year ended December 31, 2006	3	—	105	—

Change in minimum pension liability, net of income tax (expense) benefit of ($508) for the 2006 periods and $122 for the 2005 periods	737	(210)	737	(210)

Comprehensive (loss) earnings	$(4,066)	$(6,808)	$(34,503)	$4,366

Net (loss) earnings per common share - basic:
Continuing operations	$(0.13)	$(0.18)	$(0.98)	$0.10
Discontinued operation	—	—	—	0.02

Net (loss) earnings	$(0.13)	$(0.18)	$(0.98)	$0.12

Net (loss) earnings per common share - diluted:
Continuing operations	$(0.13)	$(0.18)	$(0.98)	$0.10
Discontinued operation	—	—	—	0.02

Net (loss) earnings	$(0.13)	$(0.18)	$(0.98)	$0.12

Weighted average shares outstanding:
- Basic	35,878	36,150	35,994	38,913
- Diluted	35,878	36,150	35,994	39,087

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP (LOSS) EARNINGS FROM CONTINUING OPERATIONS

TO ADJUSTED (LOSS) EARNINGS FROM CONTINUING OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
GAAP (loss) earnings from continuing operations before income tax benefit (expense)	$(7,093)	$(11,812)	$(52,837)	$8,387

Non-cash impairment charges (1)	—	—	64,618	—

Loss on extinguishment of debt (2)	—	3,174	—	3,174

Adjusted (loss) earnings from continuing operations before income tax benefit (expense)	$(7,093)	$(8,638)	$11,781	$11,561

GAAP (loss) earnings from continuing operations	$(4,806)	$(6,598)	$(35,345)	$3,975

Non-cash impairment charges, net of income taxes (1)	—	—	40,995	—

Loss on extinguishment of debt, net of income taxes (2)	—	1,774	—	1,774

Adjusted (loss) earnings from continuing operations	$(4,806)	$(4,824)	$5,650	$5,749

GAAP (loss) earnings from continuing operations per common share - diluted	$(0.13)	$(0.18)	$(0.98)	$0.10

Non-cash impairment charges, net of income taxes (1)	—	—	1.14	—

Loss on extinguishment of debt, net of income taxes (2)	—	0.05	—	0.05

Adjusted (loss) earnings from continuing operations per common share - diluted	$(0.13)	$(0.13)	$0.16	$0.15

(1)	During the third quarter of 2006, the Company reviewed the long-lived assets of each of its three Midwest facilities for impairment. Based on the results of this analysis, the Company recorded a non-cash impairment charge of $61,409,000 ($38,999,000 after income tax benefit of $22,410,000) to write-down the carrying value of long-lived assets at its Nashville, Memphis and Gateway facilities to fair value. Based on the factors related to the long-lived assets impairment, the Company completed an assessment of goodwill for potential impairment and determined that there is an impairment loss related to the goodwill balance of $2,487,000 that is associated with the Midwest operations. As a result of this analysis, the Company recorded a non-cash impairment charge of $2,487,000 ($1,579,000 after income tax benefit of $908,000) to write-down to zero the carrying value of its goodwill. Additionally, the Company entered into an agreement of sale on October 27, 2006 that indicated that the fair value of its corporate aircraft was less than its carrying value of $4,792,000. As a result, the Company recorded a non-cash impairment charge of $722,000 ($417,000 after income tax benefit of $305,000) as of September 30, 2006, to write-down the carrying amount of its corporate aircraft to fair value.

(2)	On October 6, 2005, Midwest Racing redeemed $11,908,000 of the outstanding SWIDA loan for $14,587,000 (including a $2,676,000 premium to the bondholders), plus accrued interest. The Company wrote-off $495,000 of deferred bond costs as a result of the redemption. The redemption resulted in a loss on extinguishment of debt of $3,174,000 ($1,774,000 after income tax benefit of $1,400,000).

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEET

In Thousands

(Unaudited)

	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$298	$953
Accounts receivable	2,935	2,366
Inventories	244	230
Prepaid expenses and other	1,808	1,705
Receivable from Dover Downs Gaming & Entertainment, Inc.	9	—
Deferred income taxes	193	517

Total current assets	5,487	5,771

Property and equipment, net	152,502	221,005
Restricted cash	3,684	3,200
Other assets, net	1,261	963
Goodwill	—	2,487

Total assets	$162,934	$233,426

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,938	$1,477
Accrued liabilities	3,400	5,421
Payable to Dover Downs Gaming & Entertainment, Inc.	—	15
Income taxes payable	478	290
Current portion of long-term debt	695	875
Deferred revenue	10,008	9,522
Current liabilities of discontinued operation	—	144

Total current liabilities	16,519	17,744

Notes payable to banks	39,000	49,100
Long-term debt	4,211	4,903
Liability for pension benefits	771	—
Other liabilities	—	42
Deferred income taxes	28,173	48,360

Total liabilities	88,674	120,149

Stockholders' equity:
Common stock	1,635	1,650
Class A common stock	1,977	1,992
Additional paid-in capital	99,412	101,757
(Accumulated deficit) retained earnings	(28,071)	9,453
Accumulated other comprehensive loss	(693)	(737)
Deferred compensation	—	(838)

Total stockholders' equity	74,260	113,277

Total liabilities and stockholders’ equity	$162,934	$233,426

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

In Thousands

(Unaudited)

	Years Ended December 31,
	2006	2005
Operating activities:
Net (loss) earnings	$(35,345)	$4,576
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities of continuing operations:
Depreciation and amortization	8,726	9,433
Amortization of credit facility fees	186	167
Stock-based compensation	411	200
Deferred income taxes	(19,892)	2,473
Impairment charges	64,618	—
Loss on extinguishment of debt	—	3,174
Earnings from discontinued operation, net	—	(601)
Changes in assets and liabilities:
Accounts receivable	(569)	(30)
Inventories	(14)	(22)
Prepaid expenses and other	38	62
Receivable from/payable to Dover Downs Gaming & Entertainment, Inc.	(24)	13
Accounts payable	461	(421)
Accrued liabilities	(1,703)	(330)
Income taxes payable	188	(34)
Deferred revenue	486	216
Other liabilities	(42)	(22)

Net cash provided by operating activities of continuing operations	17,525	18,854

Net cash used in operating activities of discontinued operation	(144)	(1,470)

Investing activities:
Capital expenditures	(6,331)	(8,675)
Restricted cash	(484)	371
Proceeds from sale of corporate aircraft, net of transaction costs	4,098	—
Proceeds from sale of discontinued operation, net of transaction costs	—	15,132

Net cash (used in) provided by investing activities of continuing operations	(2,717)	6,828

Net cash used in investing activities of discontinued operation	—	(178)

Financing activities:
Repayments of notes payable to banks, net	(10,100)	22,100
Repayments of long-term debt	(872)	(803)
Dividends paid	(2,179)	(1,957)
Repurchase of common stock	(1,954)	(28,562)
Credit facility fees	(220)	(170)
Excess tax benefit on stock awards	16	—
Proceeds from stock options exercised	—	764
Extinguishment of long-term debt	—	(14,587)
Other	(10)	—

Net cash used in financing activities of continuing operations	(15,319)	(23,215)

Net (decrease) increase in cash and cash equivalents	(655)	819
Cash and cash equivalents, beginning of year	953	134

Cash and cash equivalents, end of year	$298	$953